Exhibit 99.1
Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
www.lilly.com
Date: January 29, 2008
For Release: Immediately
Refer to: (317) 276-5795 — Mark E. Taylor
Lilly Caps Successful Year with Strong Fourth-Quarter Results
Q4 reported results include 22 percent sales growth and EPS of $.78
Q4 pro forma adjusted results include 16 percent sales growth and EPS of $.90
Full-year results highlighted by double-digit growth in both sales and EPS
Eli Lilly and Company (NYSE: LLY) today announced financial results for the fourth quarter and full year of 2007.
Throughout this release, financial results are presented on both a reported and a pro forma adjusted basis. Reported results were prepared in accordance with generally accepted accounting principles (GAAP) and include all sales and expenses recognized by the company during the period. Pro forma adjusted results exclude items described in the reconciliation tables below and also assume the ICOS acquisition was completed January 1, 2006. The pro forma adjusted results are presented in order to provide additional insights into the underlying trends in the business. Financial guidance is also provided on both a reported and a pro forma adjusted basis.
Fourth-Quarter Highlights — Reported Results
o	Sales increased 22 percent, to $5.190 billion.

o	Products launched this decade — Alimta®, Byetta®, Cialis®, Cymbalta®, Forteo®, Strattera®, Symbyax®, Xigris® and Yentreve® — collectively grew 55 percent, to $1.7 billion, and accounted for 33 percent of total sales, compared with 26 percent of total sales in the fourth quarter of 2006.

o	Net income and earnings per share grew to $854.4 million and $.78, respectively, compared with fourth-quarter 2006 net income of $132.3 million and earnings per share of $.12.
Fourth-Quarter Highlights — Pro Forma Adjusted Results
o	Sales increased 16 percent, to $5.190 billion.

o	Sales of products launched this decade collectively grew 30 percent and represented 33 percent of total sales.

o	Net income and earnings per share both grew 10 percent, to $986.4 million and $.90, respectively.
2007 Highlights — Reported Results
o	Sales increased 19 percent, to $18.634 billion.

o	Sales of products launched this decade collectively grew 57 percent and represented 32 percent of total sales, compared with 24 percent of total sales in 2006.

o	Net income and earnings per share both grew 11 percent, to $2.953 billion and $2.71, respectively.
2007 Highlights — Pro Forma Adjusted Results
o	Sales increased 14 percent to $18.706 billion

o	Sales of products launched this decade collectively grew 33 percent and represented 32 percent of total sales, compared with 28 percent of total sales in 2006.

o	Net income and earnings per share both grew 17 percent, to $3.863 billion and $3.54, respectively.
Product Sales Highlights

			% Change			% Change
	Fourth Quarter		Over/(Under)	Full Year		Over/(Under)
(Dollars in millions)	2007	2006	2006	2007	2006	2006
Zyprexa®	$1,273.9	$1,156.5	10%	$4,761.0	$4,363.6	9%
Cymbalta	628.3	424.1	48%	2,102.9	1,316.4	60%
Gemzar®	425.5	371.3	15%	1,592.4	1,408.1	13%
Humalog®	414.2	352.2	18%	1,474.6	1,299.5	13%
Cialis[1]	346.2	54.6	N/M	1,143.8	215.8	N/M
Evista®	285.8	270.3	6%	1,090.7	1,045.3	4%
Humulin®	273.4	257.0	6%	985.2	925.3	6%
Alimta	244.1	171.4	42%	854.0	611.8	40%
Forteo	198.2	172.1	15%	709.3	594.3	19%

			% Change			% Change
	Fourth Quarter		Over/(Under)	Full Year		Over/(Under)
(Dollars in millions)	2007	2006	2006	2007	2006	2006
Strattera	156.8	156.3	0%	569.4	579.0	(2)%
Total Sales — Reported	$5,189.6	$4,245.3	22%	$18,633.5	$15,691.0	19%
Total Sales — Pro forma	$5,189.6	$4,459.9	16%	$18,706.2	$16,446.2	14%

[1]	These amounts represent the reported Cialis sales in Lilly’s financial statements and do not include Cialis sales from the joint-venture countries prior to the ICOS acquisition on January 29, 2007. Total worldwide Cialis sales for the fourth quarter of 2007 of $346.2 million represent 29 percent growth over the fourth quarter of 2006. Full-year 2007 worldwide Cialis sales were $1.216 billion and represented 25 percent growth over full-year 2006.
Significant Events Over the Last Three Months
•	On December 26, 2007, the company, along with its partner, Daiichi Sankyo Company, Limited, submitted a New Drug Application (NDA) for prasugrel to the U.S. Food and Drug Administration (FDA). The proposed trade name for prasugrel is EffientTM. The submission follows the release of results of the TRITON TIMI-38 Phase III head-to-head study of prasugrel versus clopidogrel in November at a meeting of the American Heart Association.

•	In December, the company announced that Sidney Taurel, chief executive officer and chairman of the board, will retire as CEO effective March 31, 2008. Taurel will remain chairman of the company’s board of directors until December 31, 2008, at which time he will retire from the board and from the company. John C. Lechleiter, Ph.D., currently president and chief operating officer, will assume the role of chief executive officer as of April 1, 2008.

•	In January 2008, the FDA approved Cialis for once-daily use to treat erectile dysfunction.

•	In December, the company entered into a licensing and development agreement with BioMS Medical Corp., granting Lilly exclusive worldwide rights to BioMS Medical’s lead multiple sclerosis (MS) compound, MBP8298. The compound is currently being evaluated in two pivotal phase III clinical trials in secondary progressive MS (SPMS) and one Phase II clinical trial in relapsing-remitting MS (RRMS). The transaction closed in January, 2008.

•	In December, the company ceased production at its manufacturing facility in Basingstoke, England as part of the previously-announced site closure.

•	In November, the FDA approved Cymbalta for the maintenance treatment of major depressive disorder (MDD) in adults.

•	In October, the company acquired the rights to a portfolio of transient receptor potential vanilloid sub-family 1 (TRPV1) antagonist molecules from Glenmark Pharmaceuticals S.A. The lead compound, GRC 6211, is currently in Phase II development as a potential next-generation treatment for various pain conditions, including osteoarthritic pain.
“Lilly completed a very successful year by continuing to deliver strong financial results to our shareholders in the fourth quarter,” commented Sidney Taurel, chairman and chief executive officer. “Our additional investment in sales and marketing helped fuel accelerated double-digit sales growth this quarter, which was once again driven mainly by volume. Our performance provided the financial flexibility we sought to make appropriate investments in research and development, resulting in an unprecedented 16 new candidates entering the clinic in 2007 and the execution of several strategic in-licensing transactions. Looking ahead to 2008, Lilly is intent on building upon the success of the past year, while driving change, continuing productivity initiatives and achieving superior results under the leadership of John Lechleiter.”
Fourth-Quarter Reported Results
Worldwide reported sales for the quarter were $5.190 billion, an increase of 22 percent compared with the fourth quarter of 2006. Worldwide sales volume increased 15 percent, while exchange rates and selling prices contributed 4 and 3 percentage points of sales growth, respectively.
Gross margin as a percent of sales decreased by 0.5 percentage points, to 75.5 percent. This decrease was primarily due to the impact of foreign exchange rates and the expense resulting from the amortization of the intangible assets acquired in the ICOS acquisition, offset in part by manufacturing expenses growing at a slower rate than sales.
Overall, marketing, selling and administrative expenses rose 34 percent, to $1.756 billion. This increase was largely due to the impact of the ICOS acquisition, as well as increased marketing and selling expenses in support of key products, primarily Cymbalta and the diabetes care products, and the impact of foreign exchange rates. Research and development expenses were $953.6 million, or 18 percent of sales. Compared with the fourth quarter of 2006, research and development expenses grew 11 percent. In addition to the acquisition of ICOS, this growth was due to increases in discovery research and late-stage clinical trial costs.
Other income decreased by $70.6 million, to $32.1 million, primarily due to the acquisition of ICOS and higher net interest expense. Prior to the acquisition of ICOS, the results of the Lilly ICOS joint venture were presented in other income. Subsequent to the acquisition, all sales and expenses associated with Cialis are included in their respective lines on Lilly’s income statement.
The reported effective tax rate was 18.8 percent, down from 38.5 percent in the fourth quarter of 2006. The reported effective tax rate of 18.8 percent was favorably impacted by changes in estimates of the anticipated tax rate benefit from our international operations in the fourth quarter of 2007. The 38.5 percent effective tax rate in the fourth quarter of 2006 was negatively impacted by the lower tax benefit associated with a fourth-quarter 2006 Zyprexa product liability charge.
Reported net income and earnings per share increased to $854.4 million and $.78, respectively, compared with fourth-quarter 2006 net income of $132.3 million and earnings per share of $.12 due primarily to fourth-quarter 2006 asset impairment, restructuring and Zyprexa product liability charges. Fourth-quarter 2007 reported results include a $.07 per share charge for asset impairments, restructuring and other special charges described in footnote (a) of the attached pro forma adjusted income statement, as well as a $.05 per share charge related to acquired in-process research and development associated with the MacroGenics and Glenmark in-licensing transactions.
Fourth-Quarter Pro Forma Adjusted Results
Worldwide pro forma sales for the fourth quarter of 2007 were $5.190 billion, an increase of 16 percent compared with the fourth quarter of 2006. Worldwide pro forma sales volume increased 8 percent, while exchange rates and selling prices each contributed 4 percentage points of the sales growth. Gross margin as a percent of sales decreased by 0.6 percentage points, to 75.5 percent. Marketing, selling and administrative expenses and research and development expenses increased 23 percent and 7 percent, respectively. Total operating expenses grew 17 percent. Other income decreased $6.8 million. The effective tax rate was 20.4 percent.

Pro forma adjusted net income and earnings per share both grew 10 percent, to $986.4 million and $.90, respectively, as a result of cost of sales and marketing and administrative expenses in support of key growth products both growing at a faster rate than sales. Pro forma adjusted results exclude the charges noted in the table below. For further detail, see the reconciliation below as well as the footnotes to the pro forma adjusted income statement later in this press release.

	Fourth Quarter
Earnings per Share Reconciliation	2007	2006	% Growth
E.P.S. (reported)	$.78	$.12
Eliminate asset impairments, restructuring and other special charges	.07	.73
Eliminate in-process research and development charges associated with MacroGenics and Glenmark in-licensings	.05	—
Include pro forma as if the ICOS acquisition was completed on January 1, 2006	—	(.03)

E.P.S. (pro forma adjusted)	$.90	$.82	10%

Full-Year 2007 Reported Results
Worldwide reported sales for the full-year 2007 were $18.634 billion, an increase of 19 percent compared with 2006. Worldwide sales volume increased 12 percent, while exchange rates and selling prices each contributed 3 percentage points of sales growth, respectively. (Numbers do not add due to rounding).
Gross margin as a percent of sales decreased by 0.2 percentage points, to 77.2 percent. This decrease was primarily due to the expense resulting from the amortization of the intangible assets acquired in the ICOS acquisition, the impact of foreign exchange rates and production volumes growing at a slower rate than sales, partially offset by manufacturing expenses growing at a slower rate than sales.
Overall, marketing, selling and administrative expenses rose 25 percent, to $6.095 billion. This increase was largely due to the impact of the ICOS acquisition, as well as increased marketing and selling expenses in support of key products, primarily Cymbalta and the diabetes care products, and the impact of foreign exchange rates. Research and development expenses were

$3.487 billion, or 19 percent of sales. Compared with 2006, research and development expenses increased 11 percent. In addition to the acquisition of ICOS, this increase was due to increases in discovery research and late-stage clinical trial costs.
Other income decreased by $115.8 million, to $122.0 million, primarily due to the acquisition of ICOS and higher net interest expense, offset in part by higher business development income resulting from out-licensing of development-stage products. Prior to the acquisition of ICOS, the results of the Lilly ICOS joint venture were presented in other income. Subsequent to the acquisition, all sales and expenses associated with Cialis are included in their respective lines on Lilly’s income statement.
The reported effective tax rate was 23.8 percent, up from 22.1 percent in 2006.
Full-year 2007 reported net income and earnings per share both increased 11 percent to $2.953 billion and $2.71, respectively, compared with 2006 net income of $2.663 billion and earnings per share of $2.45. The 2007 and 2006 reported results include all charges listed in the reconciliation table below.
Full-Year 2007 Pro Forma Adjusted Results
Worldwide pro forma sales for the full-year 2007 were $18.706 billion, an increase of 14 percent compared with 2006. Worldwide pro forma sales volume increased 7 percent, while exchange rates and selling prices contributed 3 and 4 percentage points of the sales growth, respectively. Gross margin as a percent of sales decreased by 0.1 percentage points, to 77.2 percent. Marketing, selling and administrative expenses and research and development expenses increased 16 percent and 7 percent, respectively. Total operating expenses grew 12 percent. Other income increased by $97.1 million. The effective tax rate was 21.4 percent.
As a result of pro forma sales growing faster than operating expenses and higher other income, 2007 pro forma adjusted net income and earnings per share both grew 17 percent, to $3.863 billion and $3.54, respectively. Pro forma adjusted results exclude the charges noted in the table below. For further detail, see the reconciliation below as well as the footnotes to the pro forma adjusted income statement later in this press release.

	Full Year
Earnings per Share Reconciliation	2007	2006	% Growth
E.P.S. (reported)	$2.71	$2.45
Eliminate asset impairments, restructuring and other special charges	.15	.73
Eliminate charge for a reduction in expected insurance recoveries	.06	—
Eliminate in-process research & development charges associated with ICOS, Hypnion, and Ivy acquisitions and OSI, MacroGenics and Glenmark in-licensing transactions	.63	—
Include pro forma as if the ICOS acquisition was completed on January 1, 2006	(.01)	(.15)

E.P.S. (pro forma adjusted)	$3.54	$3.03	17%

Zyprexa
In the fourth quarter of 2007, Zyprexa sales totaled $1.274 billion, a 10 percent increase compared with the fourth quarter of 2006. U.S. sales of Zyprexa increased 11 percent, to $608.6 million, due to higher prices and increased volume caused by variations in wholesaler buying patterns. Demand was essentially flat in the U.S. Zyprexa sales in international markets increased 10 percent, to $665.3 million, driven by the favorable impact of foreign exchange rates. Demand outside the U.S. was essentially flat, as growth in Japan and several European markets was offset by the impact of generic competition in Canada and Germany.
For the full year of 2007, worldwide Zyprexa sales increased 9 percent, to $4.761 billion. U.S. Zyprexa sales for 2007 were $2.236 billion, a 6 percent increase driven by higher net selling prices, partially offset by lower demand. Zyprexa sales outside the U.S. were $2.525 billion, a 12 percent increase driven by the favorable impact of foreign exchange rates and increased demand.
Cymbalta
For the fourth quarter of 2007, Cymbalta generated $628.3 million in sales, an increase of 48 percent compared with the fourth quarter of 2006. U.S. sales of Cymbalta increased 45 percent, to $547.3 million, driven primarily by strong demand and to a lesser extent increased prices.

Sales outside the U.S. were $81.0 million, an increase of 70 percent, driven primarily by higher demand, as well as the favorable impact of foreign exchange rates.
For the full year of 2007, worldwide Cymbalta sales increased 60 percent, to $2.103 billion. U.S. Cymbalta sales for 2007 were $1.836 billion, a 58 percent increase driven primarily by strong demand. Cymbalta sales outside the U.S. were $267.3 million, a 70 percent increase, driven by increased demand and favorable exchange rates.
Gemzar
Gemzar sales totaled $425.5 million for the fourth quarter, an increase of 15 percent from the fourth quarter of 2006. Sales in the U.S. increased 11 percent, to $175.0 million, due to increased demand and higher prices, while sales outside the U.S. increased 17 percent, to $250.5 million, as a result of the favorable impact of foreign exchange rates and increased demand.
For the full year of 2007, worldwide Gemzar sales increased 13 percent, to $1.592 billion. U.S. Gemzar sales for 2007 were $670.0 million, a 10 percent increase driven by higher prices and increased demand. Gemzar sales outside the U.S. were $922.4 million, a 16 percent increase, driven by increased demand and favorable exchange rates.
Humalog
For the fourth quarter of 2007, worldwide Humalog sales increased 18 percent, to $414.2 million. Sales in the U.S. increased 10 percent to $248.5 million, driven by higher demand and increased prices. Sales outside the U.S. increased 32 percent to $165.6 million, driven by strong demand and the favorable impact of foreign exchange rates.
For the full year of 2007, worldwide Humalog sales increased 13 percent, to $1.475 billion. U.S. Humalog sales for 2007 were $888.0 million, a 9 percent increase driven by higher prices and increased demand. Humalog sales outside the U.S. were $586.6 million, a 20 percent increase, driven by increased demand and favorable exchange rates, offset in part, by declining prices.
Cialis
Cialis sales for the fourth quarter were $346.2 million. Worldwide sales of Cialis grew 29 percent compared with fourth-quarter 2006. U.S. sales of Cialis were $133.0 million in the fourth quarter, a 24 percent increase compared with the fourth quarter of 2006, driven by higher prices and increased demand. Sales of Cialis outside the U.S. increased 31 percent to $213.2 million, driven primarily by higher volume and the favorable impact of foreign exchange rates.
For the full year of 2007, worldwide Cialis sales increased 25 percent, to $1.216 billion. U.S. Cialis sales for 2007 were $458.5 million, a 20 percent increase driven by higher demand and higher prices. Cialis sales outside the U.S. were $758.0 million, a 28 percent increase, driven by increased demand, favorable exchange rates and higher prices.
Prior to the acquisition of ICOS on January 29, 2007, Cialis sales in Lilly territories were reported in Lilly’s revenue, while Lilly’s 50 percent share of the joint-venture territory sales, net of expenses, was reported in Lilly’s other income. After the acquisition of ICOS, all Cialis sales are reported in Lilly’s revenue.
Evista
Evista sales were $285.8 million in the fourth quarter, a 6 percent increase compared with the fourth quarter of 2006. U.S. sales of Evista increased 6 percent, to $187.7 million, driven by higher prices. Sales outside the U.S. increased 5 percent, to $98.1 million, driven primarily by favorable exchange rates and higher prices, partially offset by lower demand.
For the full year of 2007, worldwide Evista sales increased 4 percent, to $1.091 billion. U.S. Evista sales for 2007 were $706.1 million, a 6 percent increase driven by higher prices. Evista sales outside the U.S. were $384.6 million, a 1 percent increase, driven by favorable exchange rates, offset in part by declining prices and lower demand.
Humulin
Worldwide Humulin sales increased 6 percent in the fourth quarter, to $273.4 million. U.S. sales declined 2 percent to $101.5 million due to lower demand, partially offset by higher prices. Sales outside the U.S. increased 12 percent to $171.9 million, driven primarily by the favorable impact of foreign exchange rates.
For the full year of 2007, worldwide Humulin sales increased 6 percent, to $985.2 million. U.S. Humulin sales for 2007 were $365.2 million, a 1 percent decrease driven by lower demand, offset in part by higher prices. Humulin sales outside the U.S. were $620.1 million, an 11 percent increase, driven by increased demand and favorable exchange rates, partially offset by lower prices.
Alimta
For the fourth quarter of 2007, Alimta generated sales of $244.1 million, an increase of 42 percent compared with the fourth quarter of 2006. U.S. sales of Alimta increased 33 percent, to $125.8 million, due primarily to increased demand, while sales outside the U.S. increased 54 percent, to $118.3 million, due primarily to increased demand and the favorable impact of foreign exchange rates.
For the full year of 2007, worldwide Alimta sales increased 40 percent, to $854.0 million. U.S. Alimta sales for 2007 were $448.0 million, a 28 percent increase driven by increased demand and, to a lesser extent, higher prices. Alimta sales outside the U.S. were $406.0 million, a 55 percent increase, driven by increased demand and favorable exchange rates.
Forteo
Fourth-quarter sales of Forteo were $198.2 million, a 15 percent increase compared with the fourth quarter of 2006. U.S. sales of Forteo increased 12 percent, to $138.4 million, driven primarily by higher prices, partially offset by lower volume caused by variations in wholesaler buying patterns. Sales outside the U.S. grew 24 percent, to $59.8 million, due to the favorable impact of foreign exchange rates and higher demand.
For the full year of 2007, worldwide Forteo sales increased 19 percent, to $709.3 million. U.S. Forteo sales for 2007 were $494.1 million, a 19 percent increase driven by higher net selling prices. U.S. sales growth benefited from access to medical coverage through the Medicare Part D program, decreased utilization of the company’s U.S. patient assistance program and, to a lesser extent, increased demand. Forteo sales outside the U.S. were $215.2 million, a 21 percent increase, driven by increased demand and favorable exchange rates.
Strattera
During the fourth quarter of 2007, Strattera generated $156.8 million of sales, essentially flat when compared with the fourth quarter of 2006. U.S. sales decreased 7 percent to $126.1 million,

due to a decline in demand. Sales outside the U.S. increased 49 percent to $30.6 million, due primarily to higher demand and the favorable impact of foreign exchange rates.
For the full year of 2007, worldwide Strattera sales decreased 2 percent, to $569.4 million. U.S. Strattera sales for 2007 were $464.6 million, a 9 percent decrease driven by lower demand. Strattera sales outside the U.S. were $104.8 million, a 50 percent increase, driven by increased demand and favorable exchange rates.
Other Diabetes Care Products
As previously disclosed, Lilly’s U.S. marketing rights with respect to Actos® expired in September 2006; however, Lilly will continue to receive royalties from Takeda Pharmaceuticals North America at a declining rate through September 2009. Lilly continues to market the product in many countries outside the U.S. In the fourth quarter, Actos generated $93.2 million of revenue for Lilly, the majority of which was outside the U.S. Actos revenue increased 4 percent versus the fourth quarter of 2006. For the full-year 2007, Actos generated $370.6 million of revenue for Lilly, a decrease of 17 percent versus 2006, reflecting the declining royalty rate from U.S. Actos sales.
Worldwide sales of Byetta were $183.6 million in the fourth quarter, a 34 percent increase compared with the fourth quarter of 2006. U.S. Byetta sales grew 29 percent to $176.3 million. Byetta sales outside the U.S. were $7.3 million. Lilly reports as revenue its 50 percent share of Byetta’s gross margin in the U.S., 100 percent of Byetta sales outside the U.S., and its sales of Byetta pen delivery devices to its partner, Amylin Pharmaceuticals. For the fourth quarter, Lilly recognized revenue totaling $92.1 million, representing a 34 percent increase compared with the fourth quarter of 2006.
For the full year of 2007, worldwide Byetta sales increased 51 percent, to $650.2 million. U.S. Byetta sales for 2007 were $636.0 million, a 48 percent increase driven by higher demand. Byetta sales outside the U.S. were $14.2 million. For 2007, Lilly recognized revenue totaling $330.7 million, representing a 51 percent increase compared with 2006.

Animal Health
Worldwide sales of animal health products in the fourth quarter were $329.4 million, an increase of 27 percent compared with the fourth quarter of 2006. U.S. sales grew 37 percent to $179.7 million driven by increased demand, the acquisition of Ivy Animal Health, Inc. and new companion animal product launches. Sales outside the U.S. grew 16 percent to $149.7 million driven by increased demand, the favorable impact of exchange rates and higher prices.
For the full year of 2007, worldwide sales of animal health products increased 14 percent, to $995.8 million. U.S. animal health sales for 2007 were $480.9 million, an 18 percent increase driven by increased demand, the acquisition of Ivy Animal Health, and new companion animal product launches. Animal health sales outside the U.S. were $514.9 million, a 10 percent increase, driven by favorable exchange rates and increased demand.
2008 Financial Guidance
The company confirmed its full-year 2008 financial guidance. For 2008, the company expects pro forma sales to grow in the mid- to high-single digits, driven primarily by increased volume and strong sales growth for Cymbalta, Cialis, Byetta, Alimta and Humalog. The company expects modest improvement in gross margin as a percent of sales, driven primarily by manufacturing expenses growing more slowly than sales. Total operating expenses are also expected to grow more slowly than sales, with growth in the mid-single digits. Marketing, selling and administrative expenses are expected to grow in the low-single digits, driven by investments in prasugrel, Cymbalta, Evista for invasive breast cancer risk reduction, Humalog and Byetta, offset by decreases in other areas. Research and development expenses are expected to grow in the high-single to low-double digits. Other income is expected to contribute less than $100 million. The effective tax rate is expected to be approximately 23 percent. Capital expenditures are projected to be approximately $1.1 billion.
The company expects 2008 pro forma adjusted earnings per share to be within the range of $3.85 to $4.00. The pro forma adjusted earnings per share guidance excludes an estimated $.05 charge noted in the table below related to the in-licensing transaction with BioMS. Including this $.05 charge, the company expects reported earnings per share to be in the range of $3.80 to $3.95. See the reconciliation table below for further detail.

Reconciliation of 2008 Earnings Per Share Expectations:

	2008	2007
	Expectations	Results	% Growth
E.P.S. (reported)	$3.80 to $3.95	$2.71
Eliminate estimated in-process research and development charge associated with BioMS Medical in-licensing	.05
Eliminate asset impairments, restructuring and other special charges	—	.15
Eliminate charge for a reduction in expected insurance recoveries	—	.06
Eliminate in-process research & development charges associated with ICOS, Hypnion, and Ivy acquisitions and OSI, MacroGenics and Glenmark in-licensing transactions	—	.63
Include pro forma as if the ICOS acquisition was completed on January 1, 2006	—	(.01)

E.P.S. (pro forma adjusted)	$3.85 to $4.00	$3.54	9% to 13%

Webcast of Conference Call
As previously announced, investors and the general public can access a live webcast of the fourth-quarter and full-year 2007 financial results conference call through a link on Lilly’s website at www.lilly.com. The conference call will be held today from 9:00 a.m. to 10:00 a.m. Eastern Standard Time (EST) and will be available for replay via the website through February 29, 2008.
Lilly, a leading innovation-driven corporation, is developing a growing portfolio of first-in-class and best-in-class pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers — through medicines and information — for some of the world’s most urgent medical needs. Additional information about Lilly is available at www.lilly.com; Lilly’s clinical trial registry is available at www.lillytrials.com.
F-LLY
This press release contains forward-looking statements that are based on management’s current expectations, but actual results may differ materially due to various factors. There are significant risks and uncertainties in pharmaceutical research and development. There can be no guarantees with respect to pipeline products that the products will receive the necessary clinical and manufacturing regulatory approvals or that they will prove to be commercially successful. The company’s results may also be affected by such factors as competitive developments affecting current products; rate of sales growth of recently launched products; the timing of anticipated regulatory approvals and launches of new products; regulatory actions regarding currently marketed products; other regulatory developments and government investigations; patent disputes and other litigation involving current and future products; the impact of governmental actions regarding pricing, importation, and reimbursement for pharmaceuticals; changes in tax law; asset impairments and restructuring charges; acquisitions and business development transactions; and the impact of exchange rates. For additional information about the factors that affect the company’s business, please see the company’s latest Form 10-Q filed November 2007. The company undertakes no duty to update forward-looking statements.
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Actos® (pioglitazone hydrochloride, Takeda)
Alimta® (pemetrexed, Lilly)
Byetta® (exenatide injection, Amylin Pharmaceuticals)
Cialis® (tadalafil, Lilly)
Cymbalta® (duloxetine hydrochloride, Lilly)
Effient TM (prasugrel, Lilly)
Evista® (raloxifene hydrochloride, Lilly)
Forteo® (teriparatide of recombinant DNA origin injection, Lilly)
Gemzar® (gemcitabine hydrochloride, Lilly)
Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)
Humulin® (human insulin of recombinant DNA origin, Lilly)
Strattera® (atomoxetine hydrochloride, Lilly)
Symbyax® (olanzapine fluoxetine combination, or OFC, Lilly)
Xigris® (drotrecogin alfa (activated), Lilly)
Yentreve® (duloxetine hydrochloride, Lilly)
Zyprexa® (olanzapine, Lilly)
Eli Lilly and Company Employment Information

	December 31, 2007		December 31, 2006
Worldwide Employees	40,600	*	41,500

*	Headcount figures as of December 31, 2007 include certain personnel previously employed by Icos Corporation, Hypnion, Inc. and Ivy Animal Health, Inc.

Eli Lilly and Company
Operating Results (Unaudited) — REPORTED
(Dollars in millions, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31			December 31
	2007	2006	% Chg.	2007	2006	% Chg.
Net sales	$5,189.6	$4,245.3	22%	$18,633.5	$15,691.0	19%

Cost of sales	1,272.8	1,019.0	25%	4,248.8	3,546.5	20%
Research and development	953.6	858.0	11%	3,486.7	3,129.3	11%
Marketing, selling and administrative	1,755.8	1,310.8	34%	6,095.1	4,889.8	25%
Acquired in-process research and development	89.0	—	N/M	745.6	—	N/M
Asset impairments, restructuring and other special charges	98.2	945.2	N/M	302.5	945.2	N/M

Operating income	1,020.2	112.3	N/M	3.754.8	3,180.2	18%

Net interest income (expense)	(2.1)	21.7		(13.0)	23.8
Joint-venture income	—	30.2		11.0	96.3
Net other income	34.2	50.8		124.0	117.7

Other income	32.1	102.7		122.0	237.8

Income before income taxes	1,052.3	215.0	N/M	3,876.8	3,418.0	13%
Income taxes	197.9	82.7	N/M	923.8	755.3	22%

Net income	$854.4	$132.3	N/M	$2,953.0	$2,662.7	11%

Earnings per share — basic	$0.78	$0.12	N/M	$2.71	$2.45	11%

Earnings per share — diluted	$0.78	$0.12	N/M	$2.71	$2.45	11%

Dividends paid per share	$.425	$0.40	6%	$1.70	$1.60	6%
Weighted-average shares outstanding (thousands) — basic	1,092,472	1,088,612		1,090,430	1,086,239
Weighted-average shares outstanding (thousands) — diluted	1,092,636	1,089,097		1,090,750	1,087,490

N/M — not meaningful

Eli Lilly and Company
Operating Results (Unaudited) — PRO FORMA ADJUSTED
(Dollars in millions, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31			December 31
	2007 (a)(d)	2006 (c)(d)	% Chg.	2007 (b)(d)	2006 (c)(d)	%Chg.
Net sales	$5,189.6	$4,459.9	16%	$18,706.2	$16,446.2	14%

Cost of sales	1,272.8	1,066.7	19%	4,264.7	3,730.0	14%
Research and development	953.6	890.0	7%	3,498.7	3,260.1	7%
Marketing, selling and administrative	1,755.8	1,422.1	23%	6,131.0	5,308.2	16%

Operating income	1,207.4	1,081.1	12%	4,811.8	4,147.9	16%

Net interest income (expense)	(2.1)	(17.2)		(25.5)	(126.1)
Joint-venture income	—	—		—	—
Net other income	34.2	56.1		126.0	129.5

Other income (deductions)	32.1	38.9		100.5	3.4

Income before income taxes	1,239.5	1,120.0	11%	4,912.3	4,151.3	18%
Income taxes	253.1	226.6	12%	1,048.9	857.4	22%

Net income	$986.4	$893.4	10%	$3,863.4	$3,293.9	17%

Earnings per share — basic	$0.90	$0.82	10%	$3.54	$3.03	17%

Earnings per share — diluted	$0.90	$0.82	10%	$3.54	$3.03	17%

Dividends paid per share	$.425	$0.40	6%	$1.70	$1.60	6%
Weighted-average shares outstanding (thousands) — basic	1,092,472	1,088,612		1,090,430	1,086,239
Weighted-average shares outstanding (thousands) — diluted	1,092,636	1,089,097		1,090,750	1,087,490

(a)	The 2007 fourth-quarter amounts are adjusted to eliminate a charge of $89.0 million (pre-tax) or $.05 per share (after-tax) for acquired in-process research and development for compounds acquired from MacroGenics and Glenmark, and a charge of $98.2 million (pre-tax) or $.07 per share (after-tax) for asset impairments, restructuring related to previously announced site closures and other special charges related to Zyprexa product liability, covering settlements, reserves for claims not covered by the settlements, and defense costs.

(b)	The 2007 full-year amounts are adjusted to eliminate charges totaling $745.6 million (pre-tax), or $.63 per share (after-tax), for acquired in-process research and development associated with the ICOS, Hypnion and Ivy acquisitions and the in-licensing of compounds from OSI, MacroGenics and Glenmark, a charge of $81.3 million (pre-tax) or $.06 (after-tax) for special charges related to an adjustment to insurance recoverables on product litigation, as well as a $221.2 million (pretax) charge, or $.15 per share (after-tax), for asset impairments, restructuring, and other special charges.

(c)	The 2006 fourth-quarter and full-year amounts are adjusted to eliminate a fourth-quarter 2006 charge of $494.9 million (pretax), or $.42 per share (after-tax) related to Zyprexa product liability, covering settlements, reserves for claims not covered by the settlements, and defense costs. In addition, these amounts are also adjusted to eliminate the $450.3 million (pretax), or $.31 per share (after-tax) charge for asset impairments, restructuring and other special charges.

(d)	In accordance with generally accepted accounting principles (GAAP), the 2007 and 2006 financial statements have been restated assuming the acquisition of ICOS was completed by Lilly effective January 1, 2006.